Exhibit 99.1
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AT THE COMPANY:
Edwin Diaz
Vice President-Finance &
Chief Financial Officer
609-395-6900


FOR IMMEDIATE RELEASE:


 Enamelon Obtains $7.5 Million Credit Facility From The CIT Group/Credit Finance

Cranbury, NJ - July 30, 1999 - Enamelon, Inc. (Nasdaq NM: ENML), which is using its proprietary "remineralization" technology to develop over-the-counter oral products to help stop cavities before they begin, today announced that it has obtained a three-year, $7.5 million credit facility from The CIT Group/Credit Finance.

The $7.5 million facility consists of a $4 million revolving line of credit, a $1 million term loan and a $2.5 million line to be used for future capital expenditures. The Company can draw advances against the line of credit based on eligible accounts and inventory. The initial advance under the credit facility will be approximately $2 million based on eligible accounts and equipment. Advances on eligible inventory and future capital expenditures are conditioned on the Company securing equity financing of at least $5 million. The credit facility is secured by the Company's assets.

The CIT Group/Credit Finance, a business unit of The CIT Group (NYSE: CIT), provides revolving and term loans secured by accounts receivable, inventories and fixed assets to small and medium-sized businesses. The CIT Group, Inc. is one of the nation's largest commercial and consumer lending organizations.

Enamelon, Inc. is focused on developing and marketing over-the-counter oral products based on proprietary formulations and technologies. The Company's remineralization technologies are designed to provide the active ingredient fluoride in a formulation containing soluble calcium and phosphate to advance the fight against tooth decay. The Company's offices are located in Cranbury, New Jersey.

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This release contains forward-looking information and therefore it necessarily involves risks and uncertainties. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: acceptance of the Company's products by consumers; the inherent limitations of market research and accuracy of syndicated data purchased by the Company; declines in the Company's sales from current levels; the success of the Company's revised marketing program; the Company's ability to produce additional financing, as necessary to maintain its operations until it becomes profitable; and changes in government regulations as they apply to the Company's products These and other risks are described in the Company's filings with the Securities and Exchange Commission, including the Company's Form S-1 and Form S-3 registration statements, Annual Report on Form 10-KSB for the year ended December 31,1998, and 1999 Quarterly Reports on Form 10-Q.

NOTE: Further information on Enamelon is available through our website on the World Wide Web at http://www.enamelon.com